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                                                                      EXHIBIT 11


                              LEGACY SOFTWARE, INC.

                         COMPUTATION OF WEIGHTED AVERAGE
                         COMMON STOCK SHARES OUTSTANDING

COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING:



                                               Total Number   Three Months Ended   Nine Months Ended
                                                of Shares     September 30, 1997   September 30, 1997
                                                ---------     ------------------   ------------------
Outstanding shares as of Juanuary 1, 1997       2,523,115         2,523,115             2,523,115
Common stock issued on May 30, 1997                 7,842             7,842                 3,504
Common stock issued on August 15, 1997            124,045            62,022                20,901
                                                ---------         ---------            ----------
Total Weighted Average Shares Outstanding       2,655,002         2,592,979             2,547,520
                                                =========         =========            ==========
    Net Loss                                                       (156,090)           (1,662,079)
    Net Loss per common share(1)                                  $   (0.06)           $    (0.65)

(1) The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the nine month periods ending September 30, 1997 and 1996 fully diluted net loss per common share does not differ from primary net loss per common share.